UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
______________________________________

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a- 6(e)(2) )
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

IMH Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The attached email correspondence was sent to certain shareholders of record of IMH Financial Corporation on June 30, 2015.

Dear Shareholder:

As you may know, IMH has set the annual shareholder meeting for July 21, 2015. Proxy materials were put on line and a notice with the meeting’s agenda and proxy voting instructions was sent to all shareholders on or about June 11, 2015. It is essential that we get you to vote on the items on the proxy sooner rather than later. We must achieve a quorum and of course then are seeking votes as recommended by our board of directors.

If you have your Notice of Internet Access, please take the time to cast your vote. If you have not received your Notice of Internet Access, please contact Denise Garcia at (480) 840-8452 to obtain one. Your immediate attention to this matter would be greatly appreciated.

All the Best
Lawrence D. Bain,
Chairman and Chief Executive Officer

IMH Financial Corporation has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Stockholders to be held on July 21, 2015. Stockholders are urged to read the definitive proxy statement and any other relevant materials filed by IMH Financial Corporation with the SEC because they contain, or will contain, important information about IMH Financial Corporation and the Annual Meeting. The definitive proxy statement and other relevant materials, and any other documents filed by IMH Financial Corporation with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, stockholders may obtain free copies of these documents by contacting IMH Financial Corporation, Shareholder Relations Services, 7001 N. Scottsdale Road, Suite 2050, Scottsdale, Arizona 85253. Stockholders are urged to read the definitive proxy statement and the other relevant materials before making any voting decision with respect to matters to be acted on at the Annual Meeting.